UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 7, 2006

Federal National Mortgage Association
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia		20016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-752-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2006, Fannie Mae and Franklin D. Raines, our former Chairman and Chief Executive Officer, entered into a binding consent award partially resolving damages and deferring further arbitration proceedings.

On September 19, 2005, Mr. Raines initiated arbitration proceedings against us relating to rights he asserted under his employment agreement. On April 10, 2006, the arbitrator held an evidentiary hearing to determine whether we were permitted to waive a requirement contained in Mr. Raines’ employment agreement that he provide us with six months’ notice prior to retiring. On April 24, 2006, the arbitrator found that we could not unilaterally waive the notice period and that the effective date of Mr. Raines’ retirement therefore would be deemed to be June 22, 2005, rather than his final day of active employment, which was December 21, 2004. As a result of the arbitrator’s decision, we must give effect to Mr. Raines’ election to receive a lump-sum payment of a portion of his deferred compensation and pay Mr. Raines any salary and other compensation to which he would have been entitled had he remained employed through June 22, 2005, less any pension benefits that Mr. Raines received during that period.

As a result of our discussions with Mr. Raines regarding the monetary consequences of the arbitrator’s award, we entered into the consent award with him to resolve all issues relating to the arbitrator’s decision, other than certain issues relating to damages as described below. On November 8, 2006, Mr. Raines and we jointly submitted the consent award for approval by the arbitrator, and it was approved by the arbitrator on November 12, 2006. We have also informed OFHEO about the consent award and our expected payments to Mr. Raines under the consent award.

The consent award provides that we will pay Mr. Raines a lump sum of approximately $2.6 million consisting of amounts from his deferred compensation and certain other sums, less certain other offsetting items. Within five business days after receiving the arbitrator’s approval of the consent award, we are obligated to direct that this amount be paid. In consideration of our payment, Mr. Raines agreed with us that all remedies resulting from the arbitration award have been finally and fully resolved, other than:

• whether Mr. Raines is entitled to additional unpaid base salary of up to approximately $139,000 for the period from December 2004 to June 2005;

• whether Mr. Raines’ employment agreement entitles him to awards under our Annual Incentive Plan for 2004 and 2005;

• whether Mr. Raines is entitled to specified share amounts under our Performance Share Plan, or PSP, up to a possible maximum of 561,480 shares;

• whether Mr. Raines is entitled to any shares for any award cycle under the PSP commencing in 2005; and

• whether Mr. Raines’ employment agreement entitles him to any additional stock options.

Final resolution of these issues is expected to be deferred until after the results of our accounting restatement are announced.

The foregoing description of the consent award summarizes the terms and conditions that are material to us and is qualified in its entirety by reference to the full text of the consent award, which is filed as Exhibit 10.1 to this report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information in Item 1.01 above is incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The exhibit index filed herewith is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association

November 14, 2006	By:	/s/ Beth A. Wilkinson

Name: Beth A. Wilkinson
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Consent Award Partially Resolving Damages and Deferring Further Proceedings, dated November 7, 2006, by and between Plaintiff Franklin D. Raines and Fannie Mae